UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): July 25, 2005
XYBERNAUT CORPORATION
(Exact Name of Registrant as Specified in its Charter)
DELAWARE
(State or Other Jurisdiction of Incorporation)

0-15086	54-1799851
(Commission File Number)	(I.R.S. Employer Identification Number)
12701 FAIR LAKES CIRCLE, FAIRFAX, VIRGINIA, 22033
(Address of Principal Executive Offices) (Zip Code)
(703) 631-6925
(Registrant’s Telephone Number, Including Area Code)
NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On July 25, 2005, Xybernaut Corporation (the “Company”) entered into a new engagement letter with IP Innovations Financial Services, Inc. (“IPI”). This new engagement letter is subject to Bankruptcy Court approval.
Under the new engagement letter, IPI is required to act as a strategic and financial advisor to the Company and to assist the Company in its analysis, consideration and, if appropriate, execution of various financial and strategic alternatives. Pursuant to the engagement letter, IPI will perform several functions, including (i) providing general financial and strategic advisory services for the operation of the Company, including assisting the Company in evaluating potential investors in the business or acquirers of the business of the Company (such transaction not to include the assignment of the Company’s IP but may include non-exclusive licenses of the IP) (“Acquisition Transaction”); (ii) advising and assisting the Company in obtaining financing and/or debtor-in-possession financing; and (iii) advising and assisting the Company in developing and preparing an intellectual property (“IP”) monetization strategy to consider numerous means to monetize the Company’s IP (“IP Monetization”) and an IP liquidation auction strategy. The agreement also contains provisions with respect to fees to IPI should IPI later offer to place or directly fund capital to facilitate an IP Monetization for the Company (“IP-Collateralized Loan”). The letter does not constitute a commitment by IPI to provide or purchase an IP-Collateralized Loan or any other financing. In consideration for these services, the Company will pay IPI (i) $75,000 per month for the advisory services relating to potential investors and acquirers, payable at the earliest to occur of (a) completion of IP Monetization, (b) completion of the IP auction or (c) such time as sufficient excess cash is on hand to permit payment of all or a portion of such monthly fees during the active period of the engagement to the same extent as fees and expenses are paid to other professionals, and, if the Company completes an Acquisition Transaction with certain third parties, a transaction advisory fee equal to three percent (3%) of the transaction consideration of which 50% will be paid upon the closing of the transaction and the remaining 50% will be deferred and paid out of the proceeds resulting from the final IP Monetization or the final IP auction; (ii) a financing advisory fee equal to three percent (3%) of the principal amount of any financing obtained by the Company as a result of IPI’s advisory services; (iii) an IP Monetization fee in an amount equal to the sum of (a) 18.25% of the transaction consideration from $0-$30 million and (b) 15% of the transaction consideration greater than $30 million, provided that, the aggregate amount of any such IP Monetization fees shall not exceed $7.5 million in total, but in the event the Company foregoes the IP Monetization and closes any IP auction instead, there will be an IP auction fee in an amount equal to 7.5% of the transaction consideration resulting from such IP auction and the Company will pay to IPI each IP auction fee; and (iv) a fee equal to two percent (2%) of an IP-Collateralized Loan. All payments of fees are subject to the terms of a final and non-appealable order entered by the Bankruptcy Court authorizing and approving each such fee.
On July 25, 2005, the Company paid to IPI a retainer in the amount of $50,000 for reimbursement of IPI’s reasonable out-of-pocket costs and expenses. These costs and expenses are subject to approval by the Company and prior authorization and approval of the Bankruptcy Court. If the costs and expenses exceed the expense retainer, the Company will reimburse IPI for the balance of unpaid expenses at the earlier of (i) the completion of an IP Monetization, (ii)

the completion of an IP auction or (iii) at such time sufficient capital is on hand to permit payment of all or a portion of the costs and expenses during the active period of the engagement.
The new engagement letter also contains provisions related to indemnification, public announcements, third party inquiries, information provided by the Company, confidentiality and certain other matters. The term of IPI’s appointment is through November 30, 2005, and shall be automatically renewed for successive monthly periods until terminated in writing by either the Company or IPI.
On June 1, 2005, the Company and IPI entered into a previous engagement letter. Section I.A.1 of the previous engagement letter is incorporated into the new engagement letter by reference and remains in full force and effect. As previously reported in Item 1.01 of the Form 8-K filed on June 7, 2005, Section I.A.1 requires that IPI advise the Company and develop and prepare a valuation report that assesses the market value of the Company’s IP in a monetization scenario. IPI has delivered such valuation report to the Company.
The Company cannot provide assurance that any of these strategies will be carried out, or if carried out, will be successful.
ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT
On July 25, 2005, the engagement letter dated June 1, 2005 between the Company and IPI was terminated when the Company and IPI entered into a new engagement letter. Provisions regarding (i) indemnification, (ii) IPI’s status as an independent contractor whose opinions and advice are solely for the benefit of the Company, (iii) the Company’s acknowledgment that IPI is not an advisor as to legal, securities, tax, accounting or regulatory matters and (iv) the Company’s representations concerning information provided to IPI survive the termination of the engagement letter. The terms of the engagement letter were previously reported in Item 1.01 of the Form 8-K filed on June 7, 2005 and such Item 1.01 is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XYBERNAUT CORPORATION

By:	/s/ Perry L. Nolen
Perry L. Nolen
President and
Chief Executive Officer
Dated: July 29, 2005